Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
March 24, 2010	Ginny Dunn
4:00 p.m. ET	Associate Director, Corporate
Communications & Investor
Relations
EntreMed, Inc.
240.864.2643

ENTREMED GRANTED EXTENSION FROM NASDAQ LISTING QUALIFICATIONS PANEL

ROCKVILLE, MD, March 24, 2010 – EntreMed, Inc. (Nasdaq: ENMD) today announced that on March 23, 2010, the Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company an extension to regain compliance with the $1.00 minimum bid price requirement of the Nasdaq Stock Market.  The extension provides the Company with an additional 180 days, or until July 16, 2010, to meet the minimum bid price requirement as set forth in Listing Rule 5550(a)(2) (the “Rule”).  In order to regain compliance with the Rule, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days prior to July 16, 2010.

The Panel’s determination followed a February 25, 2010 hearing at which the Company presented its plan to regain compliance with the Rule.  If EntreMed’s common stock maintains a minimum closing bid price of $1.00 or more for a minimum of 10 consecutive trading days prior to July 16, 2010, the Company may be considered compliant with the Rule.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing primarily ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in Phase 1 studies in advanced cancers, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under "Risk Factors," including risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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